Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Exhibit 11

Basic Earnings per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Weighted average number of common shares outstanding	24,500,445	24,267,744	24,445,550	24,181,202

Net income	$16,715,142	$12,116,915	$41,336,683	$33,715,721

Basic net income per share	$0.68	$0.50	$1.69	$1.39

Diluted Earnings per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Weighted average number of common shares outstanding	24,500,445	24,267,744	24,445,550	24,181,202

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	307,020	425,368	332,296	430,042

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	3,970	6,342	4,295	7,050

Number of shares for computation of diluted net income per share	24,811,435	24,699,454	24,782,141	24,618,294

Net income	$16,715,142	$12,116,915	$41,336,683	$33,715,721

Diluted net income per share	$0.67	$0.49	$1.67	$1.37